Exhibit 10.1
SUPPLY AGREEMENT

BETWEEN:	QUANTRX BIOMEDICAL CORPORATION, a Nevada corporation (“QuantRx”);

AND:	CYTOCORE, INC., a Delaware corporation (“CytoCore”).

DATED:	May 19, 2008.
R E C I T A L S:
     A. QuantRx® has developed and/or owns the rights to certain technology relating to the collection, transfer and use for diagnostics of vaginal fluids, including all biological materials contained in same, which QuantRx® has branded “PadKit®”. CytoCore is engaged in the business of developing and commercializing products for the screening and/or diagnosis of cancers and other diseases of the female reproductive system.
     B. CytoCore desires to pursue the development of a diagnostic product utilizing QuantRx’ “PadKit®” technology for specific uses, and to utilize QuantRx® for manufacturing of one or more products employing QuantRx’s “PadKit®” technology, all subject to and on the terms and conditions set forth below.
A G R E E M E N T:
     In consideration of the foregoing Recitals, which are by this reference incorporated in this Development and Supply Agreement (this “Agreement”), and in consideration of the mutual promises, representations, warranties and covenants set forth below, the parties agree as follows:
     1. DEFINITIONS. When used in this Agreement, the following terms have the meanings set forth below.
          1.1 “Pad” means the untreated QuantRx PadKit® miniform interlabial pad as specified in Schedule B (the “Specifications”). Without limiting the other provisions of this Section, the Pad specifically does not include PadChek™, where the pad comprises or contains the diagnostic method.
          1.2 “Product” means an assembly or kit as specified in Schedule B comprising one or more Pads plus one or more ancillary components packaged together.
          1.3 “Technology” means the detection, identification, diagnosis, staging, evaluation and/or classification of reactive, dysplastic and malignant changes in human cervical, endometrial, ovarian and other cells as contained in samples collected using and/or recovered from the Pad.
Page 1 – SUPPLY AGREEMENT

          1.3.1 For the purposes of this agreement, the “Technology” shall also include the ability to use samples collected using or recovered from the Pad with any method for detecting and identifying or typing Human Papilloma Virus, herein “HPV”.
          1.4 “Data” means descriptive; clinical, scientific; manufacturing and other information related to the Pad, the Product and the Technology as described in 1.1 - 1.3 above that has been, is being, and/or will be collected or developed by QuantRx, including any such information that is required in order to obtain and/or maintain regulatory approvals.
          1.5 “Distribution Channels” means: (a) sales to physicians; (b) sales to hospitals for their own use on their premises; (c) sales to laboratories; and (d) sales to distributors for use in (a) and (b) above.
          1.6 “Territory” means all countries of the world.
     2. LICENSE FEES. CytoCore agrees to pay the following fees to QuantRx:
          2.1 Upon mutual execution of this Agreement, CytoCore will pay to QuantRx a fully earned, nonrefundable license fee for use of the Data of $100,000.00 (the “License Fee”). CytoCore shall additionally pay to QuantRx a milestone payment of $50,000 upon or before Regulatory approval of the first CytoCore product utilizing the Technology; and a milestone payment of $50,000 upon or before the sale of $1,000,000 of CytoCore products which utilize the Technology. In addition, CytoCore will pay to QuantRx a fee of $5,556 per month for eighteen (18) months, starting the 1st day of the month following the Effective date provided that this Agreement is not previously terminated by either Party. CytoCore reserves the right to prepay without penalty any amounts due QuantRx under this Section.
          2.2 CytoCore shall purchase such number of units of Product per year as set forth in Section 7, at such prices as are set forth on Schedule D.
          2.3 All fees payable pursuant to this Section 2 shall be made by wire transfer, cashier’s check or other good funds payment. Any undisputed fee not paid within five days of its due date shall bear interest at 12.0% per annum from its due date until paid in full.
          2.4 In the event any undisputed fee payable pursuant to this Section 2 is not paid within 10 days after written demand from QuantRx for payment, including any accrued interest thereon, QuantRx may terminate this Agreement with respect to the items attributable to the unpaid portion. In such event, the rights and duties of the parties shall be as set forth in Section 18 below, except that any fully paid license shall survive termination or expiration for any reason.
3.0 GRANT. QuantRx grants to CytoCore an exclusive right to use, market, sell, have sold, and distribute the Product and Technology in the Distribution Channels in the Territory, whether directly or contractually through independent agents or distributors. The foregoing Grant and rights are subject to all terms and conditions set forth in this Agreement. The Grant does not act to relinquish QuantRx’ rights to the Technology nor to the Product in other Distribution Channels and does not grant, by implication or otherwise, any other rights to CytoCore of any other technologies owned, invented or discovered by QuantRx, whether past, present or future. Upon
Page 2 – SUPPLY AGREEMENT

payment of the license fees set forth above, QuantRx further grants to CytoCore a perpetual, irrevocable worldwide right and license to use the Data as needed, at CytoCore’s discretion, to obtain regulatory approval for marketing CytoCore’s products and services.
CytoCore shall have the right to sub-license portions or all of its rights under this Agreement in those countries where CytoCore’s ability to enter the market directly is limited or precluded by local content and/or local ownership laws and/or regulations assign to the JV.
4.0 REGULATORY CLEARANCE. CytoCore shall be solely responsible, during the term of this Agreement for pursuing, obtaining and maintaining each regulatory clearance required for CytoCore’s sale of the Products to be distributed and sold in the Distribution Channels within the Territory, and for fulfilling the obligations as the holder of such clearances.
4.1	Without limiting the foregoing, CytoCore shall be responsible for the payment of all costs and expenses for all submissions and clinical trials required to obtain such clearance, except that CytoCore may use Data as set forth above. CytoCore shall also be responsible for compliance with the medical device reporting (“MDR”) requirements of the FDA, as specified in 21 CFR Part 803 and foreign counterparts thereto, and corrections or removal requirements, as specified in 21 CFR Part 806 and foreign counterparts thereto, and to notify QuantRx of all MDR and corrections or removal filings. CytoCore agrees to immediately notify QuantRx in writing of recalls, and corrections or removal actions.
5. SUPPLY OBLIGATIONS. During the term of this Agreement and provided the Products remain compliant with the Specifications therefore and subject to permitted terminations as set forth in Section 14.4, CytoCore shall only purchase Products from QuantRx and no others.
5.1	During the term of this Agreement, QuantRx will exclusively manufacture and supply to CytoCore such quantities of the Products as CytoCore shall require from time to time in accordance with this Agreement.
5.1.1	Notwithstanding the foregoing, if QuantRx or its designee is unable to supply the quantities of Product required by CytoCore or if within a market the ability of QuantRx or its designee to supply Product or Product components is restricted or precluded by law or regulation, CytoCore shall be granted a license to have made and sell Product, and to procure Product or components thereof from suitable parties other than QuantRx, provided that CytoCore pays QuantRx for such right a royalty of 8% of the price, net of shipping, taxes, and duties paid to such a party for Pads.

5.2	No QuantRx Right to Distribute and Market. No right to market, sell or distribute any Product, as defined herein, in any Distribution Channel is granted by CytoCore to QuantRx under this Agreement. Additionally, QuantRx has no right to the use of CytoCore trademarks, copyrights or similar property, except as required and approved by CytoCore for the marking of packages and other manufacturing operations, intended for the exclusive use by CytoCore. QuantRx will mark the Products, packaging and packaging inserts with patent markings appropriate to reflect the Patents and as otherwise directed by CytoCore.
5.3	Shipping. CytoCore will issue Purchase Orders for the Products to QuantRx, and QuantRx will ship such orders to CytoCore or to such location or recipient as directed by CytoCore
Page 3 – SUPPLY AGREEMENT

after receipt of the order from CytoCore, and in accordance with shipping instructions on purchase orders received by QuantRx from CytoCore. Shipping and handling charges will be charged on the invoices, or be collect to CytoCore as agreed upon by the Parties. Shipping times will be mutually and reasonably agreed upon by the Parties, and based on the size of the order and type of shipping. Notwithstanding the foregoing, all orders will be shipped within 60 days of receipt of purchase order, unless otherwise agreed.

5.4	Regulatory. QuantRx shall be solely responsible, during the term of this Agreement and prior to its first commercial order for Product from QuantRx, to pursue, obtain and maintain all records, filings, approvals, and materials necessary to comply with manufacturing the Product in full compliance with US FDA, European EC, and other agency requirements. without limiting the foregoing, QuantRx shall maintain current establishment registration and device listings, as specified in 21 CFR Part 807 and as required by the country in which manufacture of Product is performed.

5.5	Samples. QuantRx shall supply to CytoCore such amounts of product samples as mutually agreed to be necessary to generate customers or potential customers for the Products and for the purpose of clinical trials of Product at a price equal to its direct cost plus 35%.

5.6	Force Majeure. QuantRx will use its best efforts to fill accepted orders as promptly as practicable, subject to unanticipated delays caused by governmental orders, actions or requirements, transportation conditions, inclement weather, labor or material shortage, strike, riot, terrorist act, fire, natural disaster or other cause beyond QuantRx’ control. In all cases, QuantRx will use its best efforts to advise CytoCore in advance of any inability to make full and timely delivery of Products to CytoCore. Each party shall not be liable for failure to perform hereunder due to governmental orders, actions or requirements, transportation conditions, inclement weather, labor or material shortage, strike, riot, terrorist act, fire, natural disaster or other causes beyond such non-performing party’s reasonable control.

5.7	Forecasting. CytoCore will provide to QuantRx every month a written nonbinding 3-month rolling forecast of CytoCore’s proposed requirements for the Products, including Product samples by SKU. QuantRx agrees to maintain the capacity to supply up to 15.0% over such monthly forecast.

5.8	Failure of Supply. If QuantRx is unable to timely supply ordered Product within 10 days after request to cure same from CytoCore, then CytoCore may pursue manufacturing of the Product by a qualified third party. However all other terms and conditions of this Agreement will remain in effect.

6.0	MINIMUM QUANTITIES.

6.1	Amounts. CytoCore agrees to purchase from QuantRx the following minimum quantities of Product in each of the following annual periods, beginning with the date of first commercial order. Quantities will be determined after unit pricing has been agreed to. CytoCore Inc. agrees to purchase a minimum of $25,000 the first year rising $15,000 each subsequent year to $40,000 year 2, $65,000 year 3, $80,000 year 4 and $95,000 year 5.
Page 4 – SUPPLY AGREEMENT

The parties will negotiate in good faith commercially reasonable amounts for subsequent annual periods and years. Any excess purchases above the agreed minimum in one annual period shall not be carried over to the following annual period. In the event the parties cannot agree on minimum volumes after the third annual period, such disagreement shall be legitimate basis for termination without cause of this Agreement by one party under Section 18 below, upon not fewer than 90 days’ prior written notice.

6.2	Cure by CytoCore. In the event that at the end of any annual period, CytoCore has not met the agreed minimum purchase requirement for such period, CytoCore shall, within 45 days after the end of such annual period, in its sole discretion, either (a) pay the difference between the units actually purchased and the minimum purchase requirement; or (b) purchase such additional units in order to meet the minimum purchase requirement for such prior period.

7.0	MANUFACTURING.

7.1	Manufacturing Obligations. QuantRx shall manufacture the Products in compliance with the Specifications, which may be changed by prior written agreement of the parties, and in compliance with Quality System Regulation (“QSR”) requirements set forth in 21 CFR Part 820 and in conformance with the requirements of ISO 13485.

7.2	Quality Control. QuantRx shall, at its cost, perform all quality control tests required by regulatory authorities and reasonably required by CytoCore. In addition, prior to the shipment of each order to CytoCore, for each manufacturing lot included in said shipment, QuantRx shall deliver to CytoCore lot qualification samples in accordance with a mutually agreed upon sampling plan. CytoCore shall perform acceptance testing on such samples from each lot and shall in a timely manner notify QuantRx whether each lot satisfies the mutually agreed upon acceptance criteria. Acceptance of a manufacturing lot of Product by CytoCore constitutes approval for QuantRx to ship the balance of said lot to CytoCore in accordance with Section 5.3 above. Lot qualification samples will not be considered to be part of the Amounts listed in Section 7.1 above.

7.3	Changes to Product. QuantRx shall notify CytoCore in writing at least 90 days prior to any proposed changes in its manufacturing procedures, materials, equipment or processes which affect Product design, form or function. As and to the extent reasonably agreed in writing by the parties and as permitted by applicable law. QuantRx may change a Product and any Specifications related to it. QuantRx agrees that no such changes will cause CytoCore to lose regulatory approvals for the Products, and shall pay the cost of any resubmissions to regulatory agencies required as a result of such changes.

7.4	Non-Conformity and Defective Products. If CytoCore notifies QuantRx that any Products supplied by QuantRx do not conform to the Specifications or are otherwise defective (including notification of why CytoCore believes the Products to be defective), then QuantRx shall, at its cost, replace such defective quantity of the Products and at QuantRx’ cost ship the replacement Products as reasonably directed by CytoCore to CytoCore or CytoCore’s customer at the location of such defective quantity of the Products, to be shipped within 30 working days after the receipt of the defective Product. QuantRx shall
Page 5 –SUPPLY AGREEMENT

keep and maintain adequate records of all quality control testing, instrumentation validation and stability studies and, upon CytoCore’s reasonable request, shall provide CytoCore with access to such records and the results of any testing. At its sole discretion and cost, QuantRx may instruct CytoCore to return some or all of the non-conforming and/or defective Product to QuantRx or to destroy such product.

7.5	Recalls, Corrections and Removals. QuantRx and CytoCore agree that if either party should discover or become aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to the Products which may reasonably require recall, correction or removal, such party shall promptly communicate such fact, condition, circumstance or event to the other party within 24 hours. In the event any governmental entity or regulatory body requests that a Product be recalled, or the parties agree, after consultation with each other, that a Product should be recalled or removed, the parties shall take all appropriate remedial actions with respect to such recall or withdrawal of the Product.

7.6	Audit. CytoCore reserves the right to audit QuantRx’ (and its subcontractors’ and designees’) facilities, at CytoCore’s sole expense, as reasonably necessary to verify compliance by QuantRx with the terms and conditions of this Agreement. Exercise by CytoCore of such right shall be subject to the following conditions: (a) with good cause (for example, QuantRx’ failure to remedy problems) as needed to verify that the cause has been successfully resolved in accordance with all applicable regulatory requirements; (b) without good cause shown, CytoCore shall be entitled to conduct up to two audits per 12-month period; (c) CytoCore audits shall be conducted only after at least five days’ advance written notice of the audit is provided by CytoCore to QuantRx; and (d) all information gathered and data reviewed during any such audit shall be “Confidential Information” subject to the provisions of Section 16 below. QuantRx shall at all times maintain complete and accurate books and records pertaining to performance of its manufacturing and other obligations set forth in this Agreement. QuantRx shall provide commercially reasonable cooperation to CytoCore in the performance of audits by or on behalf of CytoCore, including without limitation, providing reasonable access to documents relevant to the manufacture of Products sold to CytoCore, subject to the provisions of Section 16.
8. CUSTOMER SERVICE AND COMPLAINTS. CytoCore shall, at its cost, furnish all technical service, assistance and support required by its customers or users of the Products and arising out of sales of Products made by or on behalf of CytoCore. CytoCore will provide QuantRx with copies of all inquiries, complaints and requests pertaining to the Products in a timely manner. QuantRx shall be solely responsible for investigation of any Product complaints, such investigations being carried out in accordance with the requirements of 21CFR820 and the results of such investigations being provided to CytoCore in a timely manner.
9. LIMITED WARRANTY OF MANUFACTURER. CytoCore’s sole remedies for defective Products are set forth in Section 7.4 above. Except as expressly provided above, Manufacturer shall not be liable for any damages, costs, expenses or claims (whether based on contract, tort or otherwise), or for breach of any warranty, express or implied, or for any other obligation or liability on account of the Products covered by this Agreement, including special, punitive or consequential damages, even if advised of the possibility thereof. EXCEPT AS REQUIRED BY
Page 6 – SUPPLY AGREEMENT

APPLICABLE LAW, AND EXCEPT AS EXPRESSLY PROVIDED ABOVE, QUANTRX DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.
10. PACKAGING.
10.1	Packaging. CytoCore will procure and provide to QuantRx, all required artwork, in any or all appropriate languages, for bulk or individual unit packaging, labeling and package insertions (collectively, “Packaging”) to be used by QuantRx for the Products to be shipped to CytoCore. CytoCore shall also provide any necessary EAN codes. All Products shall be packaged in lots as set forth in the Specifications. All Packaging shall include the brand name of the Product as designated by CytoCore.

10.2	Packaging Ownership Rights. CytoCore is and shall be the copyright owner or licensee of all designs and artwork used in connection with packaging for the Product. To the extent third-party trademarks or other rights are necessary for certain customers, CytoCore represents that it has or will have obtained the right from such third parties for CytoCore the right to use such trademarks or other rights solely for such purpose.

10.3	Product Inserts. All Product Inserts must be pre-approved by CytoCore and be in full compliance with all labeling laws in each jurisdiction in which Products are distributed.

10.4	Advertising. All advertising and contents thereof shall the sole responsibility of CytoCore.
11. PRODUCT PRICING AND PAYMENT.
11.1	Purchase Price. QuantRx shall charge CytoCore, and CytoCore shall pay for the quantities of Product delivered by QuantRx pursuant to this Agreement, at the purchase prices set forth in the attached Schedule C to be completed in good faith and initialed by the parties. If the parties are unable to agree on the purchase prices (each, a “Purchase Price”) by the date of receipt by CytoCore of the 510k clearance for the Product to be manufactured by QuantRx, then the provisions of Section 19.3 below shall be utilized by the parties to establish same, with all costs and expenses to be borne 50/50 by QuantRx and CytoCore. Each Purchase Price is and shall be CIF/POE. Duties, fees, and local transportation shall the responsibility of CytoCore.

11.2	Price Adjustment. No adjustment in a Purchase Price shall be permitted during the initial annual period following CytoCore’s first order. Thereafter, but not more than once during any calendar year. QuantRx may adjust a Purchase Price according to the formula provided in Schedule C (QuantRx direct cost plus 35%, direct costs being verifiable by audit) upon at least 90 days’ advance written notice to CytoCore. Adjusted Purchase Prices shall apply to Product orders quoted by CytoCore after the effective date of said notice. In no event shall any annual increase in the Purchase Price exceed the previous year’s Purchase Price by greater than 10.0%, unless approved, in writing, by both parties hereto. QuantRx shall use best efforts to achieve price reductions each year through volume discounts and manufacturing efficiencies 11.3 Payment. CytoCore agrees to pay each undisputed invoice of QuantRx within 30 days after CytoCore’s receipt of the Products that are the subject of
Page 7 – SUPPLY AGREEMENT

the invoice. If CytoCore reasonably disputes any invoice for good cause and in good faith, CytoCore will notify QuantRx within 10 days of invoice receipt, stating the specific reason(s) for the dispute.

11.4	Late Payment. Unpaid amounts will bear interest at 12.0% per annum from the due date until paid in full, calculated on a non-compounding daily basis, in addition to QuantRx’ other rights and remedies set forth in Section 18 below.

11.5	Title; Risk of Loss. Title to ordered Products will pass to CytoCore upon the later of tender of delivery or payment. Risk of loss will pass to CytoCore upon tender of delivery.
12. INTELLECTUAL PROPERTY. QuantRx will retain full ownership of the Intellectual Property which underlies the Technology and Product(s).
13. TERM AND TERMINATION.
13.1	This Agreement shall become effective when fully executed by both parties and the License Fee is paid. This Agreement shall have an initial term of five years (beginning on its execution), with automatic renewals of five years each, unless (a) terminated by either party, (b) one party gives notice of termination at least 90 days prior to the end of the initial or any renewal term, or (c) terminated as set forth below.
13.2	CytoCore may terminate this agreement by providing thirty (30) day advance written notification of such termination to QuantRx at any time within 18 months of the effective date or providing ninety (90) day advance written notice thereafter. In the event of such termination, CytoCore shall be responsible for the payment of any milestone payments and/or fees earned by QuantRx prior to the termination date and for payment for any Product ordered, but not yet paid for, during this period.

13.3	QuantRx may either terminate this agreement 24 months from the Execution Date, or accept $100,000 to delay this option for an additional 12 months, should CytoCore not achieve the milestones found in Section 2.1 herein.
13.3.1	Should the milestones shown in 2.1 herein not be met within 36 months from the Execution Date hereon, the agreement shall be deemed to be terminated.
13.4	CytoCore may terminate this Agreement for cause upon notice and failure to cure within 10 days of notice under the following conditions:
13.4.1	Defective Products are received more than twice in any year

13.4.2	QuantRx fails to timely supply Products in the amounts ordered by CytoCore; or

13.4.3	QuantRx’s supply of the Products are enjoined by reason of alleged infringement or found to be infringing and a non-infringing substitute is not timely provided.
13.5	Termination of this Agreement for any reason by either party shall not relieve the parties of any obligations accrued prior to the effective date of the termination.
Page 8 – SUPPLY AGREEMENT

13.6	If a party should fail to perform under this Agreement or should violate any term of this Agreement, then the other party may give written notice of the default and, if the defaulting party fails to fully correct the default within 60 days, then the other party shall have the right to terminate this Agreement

13.7	Upon termination of this Agreement:
     (a) All rights, licenses and privileges granted to CytoCore under this Agreement shall immediately cease and terminate, but any such termination will not affect the rights and obligations of the parties respecting remedies for breach of this Agreement;
     (b) All obligations arising out of events prior to the effective termination date, including without limitation orders previously accepted and obligations to pay for delivered Products, shall be performed in accordance with the terms and conditions of this Agreement;
     (c) If terminated by QuantRx, CytoCore shall have the right to fulfill any contract obligations for the sale of Products that it may have upon its books when termination notice was received by CytoCore. If, at the time of termination, CytoCore does not have sufficient Product in inventory to meet these contract obligations, QuantRx shall supply CytoCore with sufficient product to meet these obligations under the then existing terms and conditions. In addition, CytoCore has the right to sell unsold Product in its inventory for a period of six months after termination; and
     (d) All sublicenses shall also be terminated by CytoCore unless otherwise extended by QuantRx.
14. INDEMNITY AND LIMITATION OF LIABILITY.
14.1	Indemnification by CytoCore. CytoCore shall indemnify, defend and hold QuantRx and its Affiliates and the officers, directors, employees, agents and independent contractors of each of them harmless from and against any and all claims, demands, actions, suits, losses, damages, liabilities, settlement amounts, costs or expenses (including reasonable attorneys’ fees and costs) (collectively, “Claims”) arising out of or relating to: (a) CytoCore’s breach of this Agreement; or (b) CytoCore’s gross negligence or willful misconduct or (c) any products liability claims relating to CytoCore products excluding the Products provided by QuantRx hereunder.
14.2	Indemnification by QuantRx. QuantRx shall indemnify, defend and hold CytoCore, its Affiliates and the officers, directors, employees, agents and independent contractors of each of them harmless from and against any and all Claims arising out of or relating to: (a) QuantRx’ breach of this Agreement; or (b) QuantRx’ gross negligence or willful misconduct; or (c) any products liability claims relating to use the Products.

14.3	Indemnification Procedure. The party seeking indemnification (the “Indemnified Party”) will give prompt written notice of any Claim of which the Indemnified Party is aware to the other party (the “Indemnifying Party”); provided, however, that the failure by an Indemnified Party to give such notice will not relieve the Indemnifying Party of its
Page 9 –SUPPLY AGREEMENT

obligations under this Section 15, except to the extent that the failure results in the failure of actual notice and the Indemnifying Party is damaged as a result. The Indemnified Party will allow the Indemnifying Party to direct the defense and settlement of any such Claim, with counsel of the Indemnifying Party’s choosing, and will provide the Indemnifying Party, at the Indemnifying Party’s expense, with information and assistance reasonably necessary for the defense and settlement of the Claim. In the event that the Indemnifying Party fails to assume the defense or settlement of any such Claim within 30 days after receipt of notice of same from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Claim at the expense of and for the account of the Indemnifying Party. An Indemnifying Party will not be liable for any settlement of a Claim affected without its reasonable written consent, nor will an Indemnifying Party settle any such Claim without the reasonable written consent of the Indemnified Party. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the Claim.
14.4	Limitation of Liability. EXCEPT AS RELATED TO INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES. EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
15.0 REPRESENTATIONS AND WARRANTIES.
15.1	No Conflicts. Each of QuantRx and CytoCore represents and warrants to the other that it is not a party to any agreement or covenant with any other person, and knows of no statute, law, ordinance, regulations, rule, order or decree of a governmental authority, which prohibits or restricts it from entering into and performing pursuant to this Agreement.
15.2	Compliance with Law. QuantRx and CytoCore each represents and warrants that it is, and will remain, in compliance with all applicable international, federal, provincial, state and local laws, regulations and orders related to its respective business and duties under this Agreement. QuantRx specifically represents and warrants that the Product shall, as of the date of shipment to CytoCore or its customers, not be adulterated or misbranded within the meaning of the U.S. Food, Drug, and Cosmetic Act, and any similar provisions of state and local laws, regulations and orders, and shall comply with GMP requirements for such products including but not limited to ISO 13485 and foreign equivalents. CytoCore specifically represents and warrants that it will maintain the 510(k) clearance(s) for the manufacture of the Products from the FDA, including for any Product modification requiring 510(k) clearance, and shall maintain such rights throughout the term of this Agreement.
15.3	Authorization – OuantRx. QuantRx represents and warrants that: (a) QuantRx has the right to enter into this Agreement; (b) all necessary actions, corporate and otherwise, have been taken to authorize QuantRx’ execution and delivery of this Agreement and the same is the valid and binding obligation of QuantRx; (c) all licenses, consents and approvals necessary for QuantRx to cany out all of the transactions contemplated in this Agreement have been
Page 10 – SUPPLY AGREEMENT

obtained and (d) QuantRx has the experience and technical and physical capacity to fulfill its obligations under this Agreement.
15.4	Authorization – CytoCore. CytoCore represents and warrants that: (a) CytoCore has the right to enter into this Agreement; (b) all necessary actions, corporate and otherwise, have been taken to authorize CytoCore’s execution and delivery of this Agreement and the same is the valid and binding obligation of CytoCore; (c) all licenses, consents and approvals necessary for CytoCore to carry out all of the transactions contemplated in this Agreement have been obtained; and (d) CytoCore has the experience and technical and physical capacity to fulfill its obligations under this Agreement.

15.5	QuantRx represents and warrants that the Products will comply to the specifications therefore and that such Products do not infringe any proprietary right of any third party.
15.6	Insurance. Each party shall, during the term of this Agreement, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of at least $2,000,000 per occurrence and $2,000,000 aggregate, including product liability coverage. On execution of this Agreement, and on each anniversary of same, each party shall furnish a certificate of insurance, in form reasonably acceptable to the other party, evidencing such insurance and providing for 30 days’ prior written notice to the other party of any cancellation, nonrenewal or change of such insurance coverage.
16. CONFIDENTIALITY.
16.1	Confidential Information. The term “Confidential Information” means: (a) the terms and conditions of this Agreement; and (b) a party’s information, data, knowledge and know-how (in whatever form and however communicated) relating directly or indirectly to the disclosing party (or to its Affiliates or contractors), as to its or their respective businesses, employees, operations, methods, processes, trade secrets, plans, properties, products, markets or financial positions) that is delivered or disclosed by such party, its Affiliate or any of their respective officers, directors, partners, members, employees, contractors, agents or shareholders to the other party in writing, electronically, orally or through visual means, or that such party learns or obtains aurally, through observation or analyses, interpretations, compilations, studies or evaluations of such information, data, knowledge or know-how, and (c) any information that would be reasonably deemed to be confidential when considering the nature of such information and the circumstances surrounding its disclosure. Without limiting the foregoing, CytoCore acknowledges and agrees that the proprietary information and technology comprising the components, design and makeup of the Products are proprietary and trade secrets of QuantRx and constitute Confidential Information. Without limiting the foregoing, QuantRx acknowledges and agrees that all information submitted by CytoCore in support of regulatory approvals, excluding such Data as are licensed hereunder, are the Confidential Information of CytoCore. Each party will limit access to Confidential Information to only those of its employees, agents and consultants having a need-to-know in connection with this Agreement and will take reasonable steps to ensure no unauthorized person has access to the Confidential Information. Each party will advise in writing its employees, agents and consultants to whom disclosure of Confidential Information is made
Page 11 – SUPPLY AGREEMENT

of the obligations under this Agreement to protect the Confidential Information. Each party will be liable for the unauthorized disclosure of Confidential Information by its employees, agents and consultants.
16.2	Loss of Status. Confidential Information shall not include information, data, knowledge and know-how that, as shown by written records: (a) is known to the receiving party prior to disclosure to or receipt by such party without breach of an obligation of confidentiality; (b) is in the public domain prior to disclosure to a party; (c) enters the public domain through no violation of this Agreement after disclosure to such party; or (d) is independently developed by a party without reliance in any way on Confidential Information.

16.3	Use and Disclosure. Each party shall keep the Confidential Information communicated to it by the other party confidential and shall not either itself use or disclose such information or provisions to any third person without the prior written approval of the other party in each instance, except that either party may disclose such provisions to the extent required by law or other demand under lawful process, provided the receiving party gives the disclosing party prompt notice prior to such disclosure to allow the disclosing party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information. Subject to the requirements of applicable securities laws and regulations of applicable stock exchanges, neither CytoCore nor QuantRx shall make any news releases or any other public disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, which consent may be withheld by such other party in its sole discretion; provided, however, that the foregoing shall not prohibit the disclosure of this Agreement, subject to customary written confidentiality restrictions, to persons with whom either party intends to enter into a sale, merger, capital raising or other similar strategic transaction.
16.4	Injunction. Either party aggrieved by breach or threatened breach of this Section 21 shall be entitled to bring an action to prevent, stop or otherwise obtain redress, including specific performance, injunctive relief or other available equitable remedy, without having to post bond or other undertaking therefor, and without necessity of providing 60 days’ notice pursuant to Section 17.3 above.
17. SUBCONTRACTING AND ASSIGNMENT.
17.1	Assignment. Except as provided in this Agreement, CytoCore may not assign or transfer this Agreement or any rights or duties under it, voluntarily or by operation of law, without the prior written consent of QuantRx. Any attempted assignment or transfer not in compliance with this Agreement shall be void and of no force or effect. A reorganization or merger with another corporation or other person shall not itself, however, constitute a prohibited assignment.
17.2	Sale or Sale of Division. Notwithstanding Section 17.1 above, either party hereto may sell and transfer its entire rights and obligations under this Agreement to a third person at any time without prior written consent of the other Party.
Page 12 – SUPPLY AGREEMENT

17.3	Subcontracting. Either Party may subcontract its obligations hereunder provided that each Party is responsible for the actions of its subcontractors.
18. NOTICES. Any notice, under this Agreement shall be in writing and be deemed given upon written receipt of delivery, delivered via overnight courier in each case addressed to the following addresses:

If to QuantRx:	QuantRx Biomedical Corporation
Attn: CFO
100 South Main Street, Ste. 300
Doylestown, PA 18901
Fax (267) 880-1596

If to CytoCore:	CytoCore, Inc.
Attn: legal counsel
414 North Orleans St., Ste. 510
Chicago, IL 60610
Fax (312) 222-9580
or to such other address as a party may provide by notice given in the same manner.
19. MISCELLANEOUS.
19.1	Definition of Affiliate. The term “Affiliate” means any person controlled by, under common control with or which controls a party to this Agreement, control being defined as either having ownership of a majority of the equity of such party generally eligible to elect a majority of the governing body of such party, or the right by agreement or otherwise to direct the actions of such party (including, without limitation as a general partner of a partnership or as a managing member of a limited liability company).

19.2	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the state of Deleware, without regard to the conflicts of law rules of such state.

19.3	Mediation. In the event of a dispute between the parties, which cannot be resolved in the course of ordinary business, either party may submit a written request for a meeting of senior executives to resolve such dispute. In the event that such a request is submitted, the receiving party shall make a senior executive available to discuss the matter within 10 business days. If the matter is not resolved by such meeting, either party may send a written request that the dispute be submitted to mediation. Such request shall include the names of at least three U.S. based mediators or mediation services, each of which must have appropriate professional training and experience in business mediation. The parties shall work in good faith to agree on a mediator within five business days of receipt of the request, and the mediation shall be scheduled as soon as reasonably practicable, but in any case within 30 days of receipt of the request. The mediation shall occur in the principal office city of the request recipient. All costs of mediation shall be borne equally by the parties. In the event that a mutually agreeable resolution cannot be reached through mediation, either party may proceed to use the courts or other legal methods to achieve resolution. Nothing in this Section 19.3 shall be construed as
Page 13 –SUPPLY AGREEMENT

preventing either party from using the courts directly and immediately for injunctive relief pursuant to Section 16 in the event that imminent harm is threatened, or as preventing either party from proceeding to litigation in the event that mediation is unsuccessful.

19.4	Further Assurance. Each party shall execute and deliver, at the request of the other party, such further documents or instruments, and shall perform such further acts, that may be reasonably required to fully accomplish the intent of this Agreement.

19.5	Waiver of Breach. The waiver by either party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other term or provision by either party.

19.6	Modification. This Agreement may not be amended or modified except in a writing executed by the parties.

19.7	Assignment. This Agreement shall be binding upon and operate to the benefit of the parties and their successors and permitted assigns.

19.8	Relationship of Parties. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners or joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any third party, and no conduct of the parties shall be deemed to infer such right.

19.9	Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties), and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

19.10	Interpretation. Time is of the essence of this Agreement in all particulars. All monetary figures are in U.S. Dollars. The term “days” means calendar days. As the context may require in this Agreement, the use of any gender (male, female or neuter) shall include any other gender, and the singular shall include the plural and the plural the singular. The word “person” includes individual, joint venture, partnership, limited liability company, corporation, association, trust or any other entity or organization. The captions heading the sections and subsections of this Agreement are inserted for convenience of reference only, and are not to be used to define, limit or describe the scope or Intent of any term, provision, section or subsection of this Agreement. Each Schedule described in and attached to this Agreement is incorporated in it. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

20.11	Integration. THIS AGREEMENT CONTAINS THE FINAL AND CONCLUSIVE AGREEMENT AND UNDERSTANDING OF THE PARTIES WITH RESPECT TO
Page 14 – SUPPLY AGREEMENT

THE SUBJECT MATTER OF IT, AND SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, PROMISES, REPRESENTATIONS, AGREEMENTS OR UNDERSTANDINGS, ORAL OR WRITTEN, BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, including without limitation any Heads of Agreement.
EXECUTED by the parties through their duly authorized representatives as of the date first written above.

QUANTRX BIOMEDICAL CORPORATION		CYTOCORE, INC.

By	/s/ William H. Fleming	By	/s/ Robert F. McCullough Jr.
	William H. Fleming, Ph. D., CSO		Robert F. McCullough Jr., CEO

	QUANTRX		5/14/08 CYTOCORE
Page 15 – SUPPLY AGREEMENT

Schedule A — DATA
Data includes all data from all clinical trials utilizing the Products and all information pertaining to manufacturing and regulatory approvals as exists or becomes available during this Agreement. Data also means that descriptive and manufacturing information that is required for use in regulatory submissions.
Schedule A

Schedule B — Products and Specifications
Schedule B of this Agreement comprises a Bill of Materials that defines a composition of the Product that is intended for use in clinical trials in the US. The Parties recognize that laws, regulations, customs and/or practices in various countries may dictate or otherwise require that the labeling and/or other aspects of the composition of Product for clinical trial use or commercial sale differ from that specified in Schedule B. Therefore, from time to time CytoCore may request and QuantRx may agree to produce a version of the Product that conforms to the laws and regulations of a particular country or market. Each such version shall be defined by a Bill of Materials and shall be assigned a unique identification. Each such Bill of Materials agreed upon in writing by the Parties shall be incorporated by reference into Schedule B of this Agreement.
Initial Specifications:
          1. Outer carton (SKU), having the outside dimensions of: 5.5x7x2.5 inches
          2. Tyvek envelop, self sealing, having the outside dimensions of: 9x6 inches
          3. Sarstadt five (5) part biological mailing vial
          4. 19ml CytoLyt® per kit, dispensed into (3) vial
          5. Miniforms, untreated (2)
          6. Vinyl glove (1)
          7. Clinical study label for envelop (1) and SKU
          8. Single color Product Insert for Clinical (trial) use
NOTE: the above applies to Product for use in clinical trials and will be revised to reflect the configuration of the commercial product upon receipt of regulatory clearance.
NOTE: Multiple versions of the Product, each with a unique SKU, will be required. A separate Bill of Materials (Specification) will be prepared for each version. These versions will differ in terms of labeling and package inserts based upon the laws and regulations of the intended destination country; whether the Product is intended for use in a clinical trial; or whether the product is intended for use as a professional sample.
Schedule B

Schedule C
Purchase Prices: CytoCore will purchase each “PadKit®” at QuantRx’s direct cost plus a 35% markup.
Price for each PadKit in CY2008 shall be US$5.00 each. To be revised based upon year 1 order quantity
Schedule D